PROLOR BIOTECH TO PRESENT NEW PRECLINICAL DATA ON ITS LONG-ACTING CLOTTING
FACTOR Vlla AT LEADING EUROPEAN SCIENTIFIC CONFERENCE

--New Data Demonstrate Potential for Long-Acting Subcutaneous Administration, Potentially
Allowing Hemophilia Patients to Self-Administer Factor Vlla-CTP at Home Prophylactically--

Warsaw, Poland and Nes-Ziona, Israel – February 6, 2013 – PROLOR Biotech, Inc. (NYSE MKT: PBTH), today announced that the company will present new data on its long-acting clotting factor VIIa (Factor Vlla-CTP) at the Annual Congress of the European Association for Haemophilia and Allied Disorders (EAHAD). PROLOR’s Factor VIIa-CTP is a next-generation investigational therapy currently in advanced preclinical development for the potential treatment of patients with hemophilia.

Currently, factor VIIa therapy is available only as an intravenous (IV) formulation, which can be onerous for patients. The company will present new data at the EAHAD Congress showing that PROLOR’s long-acting Factor VIIa-CTP has demonstrated the potential for subcutaneous (SC) administration in addition to standard IV dosing. PROLOR researchers believe that a long-acting factor VIIa therapy that could be administered subcutaneously, using a simple injection, would allow children and adults with hemophilia to easily self-administer factor Vlla at home on a prophylactic basis, significantly improving their quality of life.

Dr. Abraham Havron, CEO of PROLOR, commented, “We have previously presented data in animal models of hemophilia showing that Factor Vlla-CTP demonstrated superiority across key efficacy and safety parameters as compared to current factor VIIa therapy. The potential for SC administration may represent a major competitive advantage for our long-acting Factor Vlla-CTP, and we expect to initiate a Phase II clinical trial in hemophilia patients in late 2013 or early 2014.”

The data will be presented from 5:00-8:00pm local time on February 6, 2013 by Dr. Gili Hart, Director of Pre-Clinical Affairs at PROLOR and head of the company’s long-acting clotting factors program. The European Association for Haemophilia and Allied Disorders 6th Annual Congress is being held February 6-8, 2013 in Warsaw, Poland. For more information, visit: http://eahad2013.pl/index.html.

About Hemophilia

Patients with hemophilia do not produce adequate amounts of the clotting factors that are necessary for effective blood clotting. In severe hemophiliacs even a minor injury can result in blood loss that may continue for days or weeks, with the potential for debilitating permanent damage to joints and other organs and premature death. According to the World Health Organization, more than 400,000 people worldwide have hemophilia. Commercially available recombinant clotting factors have enabled many hemophiliacs to live near-normal lives, but frequent injections, infusions and/or blood transfusions may be required.

About PROLOR PROLOR Biotech, Inc. is a clinical stage biopharmaceutical company applying unique technologies, including patented CTP technology and its long-acting reversible-pegylation technology, primarily to develop longer-acting proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales. The CTP technology is applicable to virtually all proteins. PROLOR is developing a long-acting version of human growth hormone, which successfully completed a Phase II clinical trial. It also is developing long-acting versions of factor VIIa and factor IX for hemophilia and a GLP-1/Glucagon dual receptor agonist peptide for diabetes and obesity, all of which are in preclinical development. For more information, visit www.prolor-biotech.com.

Safe Harbor Statement: This press release contains forward-looking statements, which may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “would”, “intends,” “estimates,” “suggests,” “has the potential to” and other words of similar meaning, including statements regarding the results of current clinical studies and preclinical experiments and the effectiveness of PROLOR’s long-acting protein programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect PROLOR’s business and prospects, including the risks that PROLOR may not succeed in generating any revenues or developing any commercial products, including any long-acting versions of human growth hormone, erythropoietin, interferon beta, GLP-1 and other products; that the long-acting products in development may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that ongoing studies may not continue to show substantial or any activity; that the actual dollar amount of any grants from Israel’s Office of the Chief Scientist is uncertain and is subject to policy changes of the Israeli government, and that such grants may be insufficient to assist with product development; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. The results of clinical trials in humans may produce results that differ significantly from the results of clinical and other trials in animals. The results of early-stage trials may differ significantly from the results of more developed, later-stage trials. The development of any products using the CTP platform technology could also be affected by a number of other factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties. In addition to the risk factors described above, investors should consider the economic, competitive, governmental, technological and other factors discussed in PROLOR’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law.

PROLOR CONTACT:	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
PROLOR Biotech, Inc.	BLL Partners, LLC
Tel: +1 866 644-7811	+1 212 584-2276
Email: shai@prolor-biotech.com	blindheim@bllbiopartners.com